Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 29, 2024, with respect to the consolidated balance sheets of Groundfloor Finance Inc. and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, which appears in the accompanying Form 1-A of the Company. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

Atlanta, Georgia

November 7, 2024